Exhibit 99

News

Contact:	L-3 Communications Holdings, Inc. Corporate Communications 212-697-1111	For Immediate Release
L-3 Announces Third Quarter 2011 Results
•	Diluted earnings per share increased 8% to $2.24
•	Net sales decreased by 1% to $3.8 billion
•	Net cash from operating activities of $465 million
•	Funded orders increased 27% to $4.5 billion; funded backlog of $11.5 billion
•	Updated financial guidance for 2011
NEW YORK, October 27, 2011 — L-3 Communications Holdings, Inc. (NYSE: LLL) today reported an 8% increase in diluted earnings per share (diluted EPS) to $2.24 for the quarter ended September 30, 2011 (2011 third quarter) compared with $2.07 for the quarter ended September 24, 2010 (2010 third quarter). Net sales of $3.8 billion decreased by approximately 1% compared to the 2010 third quarter.
“Overall, we had a solid third quarter, underscored by strong orders, cash flow and EPS. Sales performance reflected our areas of competitive strength as well as a challenging defense budget environment. C3ISR sales grew by 13%, and sales were also strong in intelligence and cyber support within Government Services and contractor logistics support within AM&M due to recent competitive wins. Also, volume increased for EO/IR and commercial shipbuilding products within Electronic Systems. At the same time, certain businesses within AM&M, Government Services and Electronic Systems continue to experience budgetary headwinds. We ended the quarter with funded backlog of $11.5 billion,” said Michael T. Strianese, chairman, president and chief executive officer. “Looking forward, our focus will be on strengthening the company by continuing our outstanding program performance, providing affordable solutions that address customer imperatives and deploying our capital and free cash flow in a balanced and disciplined manner to enhance shareholder value.”
Key wins during the quarter included contracts to provide contractor logistics support (CLS) for U.S. Navy and Army training aircraft, ProVision® ATD personnel screening systems to the U.S. Transportation Security Administration (TSA), next-generation data link communication systems to the U.S. Air Force, AVDS-1790 Series Air Cooled V-12 Turbocharged Diesel Engines and spare parts to the Israeli Ministry of Defense and support to the U.S. Army Reserve Officers Training Corps (ROTC). L-3 was also awarded a contract to develop a new 5x5-inch color Active Matrix Liquid Crystal Display for the U.S. Army’s AH-64D Apache Helicopter.
Mr. Strianese continued, “Our strategy of balanced free cash flow deployment enabled us to repurchase $371 million of our common stock and pay dividends of $46 million during the quarter. Year-to-date we have returned $943 million of cash to our shareholders, including $800 million in stock repurchases.”

L-3 Announces Results for the 2011 Third Quarter	Page 2
Consolidated Results

	Third Quarter Ended				Year-to-Date Ended
	Sept. 30,	Sept. 24,	Increase/		Sept. 30,	Sept. 24,	Increase/
($ in millions, except per share data)	2011	2010	(decrease)		2011	2010	(decrease)

Net sales	$3,787	$3,835	(1)%		$11,154	$11,425	(2)%
Operating income	$406	$437	(7)%		$1,200	$1,289	(7)%
Operating margin	10.7%	11.4%	(70	) bpts	10.8%	11.3%	(50	) bpts
Net interest expense and other income	$54	$66	(18)%		$184	$203	(9)%
Effective income tax rate	32.4%	35.0%	(260	) bpts	32.0%	36.1%	(410	) bpts
Net income attributable to L-3	$235	$238	(1)%		$682	$687	(1)%
Diluted earnings per share	$2.24	$2.07	8%		$6.34	$5.89	8%
Third Quarter Results of Operations: For the 2011 third quarter, consolidated net sales of $3.8 billion decreased by $48 million, or 1%, as compared to the 2010 third quarter. Sales growth from the Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR) and Electronic Systems segments was offset by lower sales from the Government Services and Aircraft Modernization and Maintenance (AM&M) segments. Acquired businesses(1), which are all included in the Electronics Systems segment, added $33 million to net sales in the 2011 third quarter.
Operating income for the 2011 third quarter decreased by $31 million, or 7%, compared to the 2010 third quarter. Operating income as a percentage of sales (operating margin) decreased by 70 basis points to 10.7% for the 2011 third quarter compared to 11.4% for the 2010 third quarter. Lower operating margins in the Government Services and Electronic Systems segments were partially offset by higher operating margins for the C3ISR and AM&M segments. See segment results below for additional discussion of sales and operating margin.
Net interest expense and other income decreased by $12 million for the 2011 third quarter compared to the same period last year. The decrease was due primarily to lower amortization of bond discounts and lower interest expense as a result of recent debt refinancings. The 2010 third quarter included a $5 million ($3 million after income taxes, or $0.03 per diluted share) debt retirement charge.
The effective tax rate for the 2011 third quarter decreased by 260 basis points compared to the same period last year. This decrease was primarily due to a larger portion of earnings in foreign jurisdictions with lower tax rates compared to the 2010 third quarter and the reenactment of the U.S. Federal research and experimentation tax credit.
Net income attributable to L-3 in the 2011 third quarter decreased by $3 million, or 1%, compared to the 2010 third quarter, and diluted EPS increased 8% to $2.24 from $2.07. Diluted weighted average common shares outstanding for the 2011 third quarter compared to the 2010 third quarter declined by 9% due to repurchases of L-3 common stock.
Year-to-Date Results of Operations: For the year-to-date period ended September 30, 2011 (2011 year-to-date period), consolidated net sales of $11.2 billion decreased by $271 million, or 2%, as compared to the year-to-date period ended September 24, 2010 (2010 year-to-date period). Lower sales from the AM&M, Government Services and Electronic Systems segments were partially offset by sales growth from the C3ISR segment. Additional days in the 2011 year-to-date period as compared to the 2010 year-to-date period favorably impacted sales by $83 million, primarily for the Government Services and AM&M segments. Acquired businesses, which are all included in the Electronics Systems segment, contributed $147 million to net sales in the 2011 year-to-date period.
Operating income for the 2011 year-to-date period decreased by $89 million, or 7%, compared to the 2010 year-to-date period. Operating margin decreased by 50 basis points to 10.8% for the 2011 year-to-date period compared to 11.3% for the 2010 year-to-date period. Lower operating margins in the C3ISR, Government Services and Electronic Systems segments were partially offset by higher operating margins for the AM&M segment. See segment results below for additional discussion of sales and operating margin.

(1)	Net sales from acquired businesses are comprised of (i) net sales from business and product line acquisitions that are included in L-3’s actual results for less than 12 months, less (ii) net sales from business and product line divestitures that are included in L-3’s actual results for the 12 months prior to the divestitures.

L-3 Announces Results for the 2011 Third Quarter	Page 3
Net interest expense and other income decreased by $19 million for the 2011 year-to-date period compared to the same period last year. The decrease was primarily due to lower amortization of bond discounts and lower interest expense as a result of recent debt refinancings, and both the 2011 and 2010 year-to-date periods each included an $18 million debt retirement charge.
The effective tax rate for the 2011 year-to-date period decreased by 410 basis points compared to the same period last year. This decrease was primarily due to: (1) $12 million, or $0.11 per diluted share, for the reversal of previously accrued amounts primarily related to the 2006 and 2007 U.S. Federal income tax returns, (2) a larger portion of earnings in foreign jurisdictions with lower tax rates compared to the 2010 year-to-date period, (3) the reenactment of the U.S. Federal research and experimentation tax credit, and (4) a 2010 year-to-date period tax provision of $5 million, or $0.04 per diluted share, related to the unfavorable tax treatment of the U.S. Federal Patient Protection and Affordable Care Act that did not recur.
Net income attributable to L-3 in the 2011 year-to-date period decreased by 1% compared to the 2010 year-to-date period, and diluted EPS increased 8% to $6.34 from $5.89. Diluted weighted average common shares outstanding for the 2011 year-to-date period compared to the 2010 year-to-date period declined by 8% due to repurchases of L-3 common stock.
Orders: Funded orders for the 2011 third quarter increased to $4.5 billion compared to $3.5 billion for the 2010 third quarter. Funded backlog was $11.5 billion at September 30, 2011, compared to $11.1 billion at December 31, 2010.
Cash flow: Net cash from operating activities for the 2011 year-to-date period was unchanged at $984 million compared to the 2010 year-to-date period. Capital expenditures, net of dispositions of property, plant and equipment, were $124 million for the 2011 year-to-date period, compared to $91 million for the 2010 year-to-date period.
Cash returned to shareholders: The table below summarizes the cash returned to shareholders during the 2011 year-to-date period compared to the 2010 year-to-date period.

	Year-to-Date Ended
	Sept. 30,	Sept. 24,
($ in millions)	2011	2010

Net cash from operating activities	$984	$984
Less: Capital expenditures, net of dispositions	124	91

Free cash flow(1)	$860	$893

Dividends paid	$143	$139
Common stock repurchases	800	469

Cash returned to shareholders	$943	$608

Percent of free cash flow returned to shareholders	110%	68%

(1)	Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, pension benefit contributions, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, repurchasing shares of our common stock, investing cash to acquire businesses, and making other strategic investments. Thus, a key assumption underlying free cash flow is that the company will be able to refinance its existing debt. Because of this assumption, free cash flow is not a measure that should be relied upon to represent the residual cash flow available for discretionary expenditures.

L-3 Announces Results for the 2011 Third Quarter	Page 4
Reportable Segment Results
C3ISR

	Third Quarter Ended				Year-to-Date Ended
	Sept. 30,	Sept. 24,			Sept. 30,	Sept. 24,	Increase/
($ in millions)	2011	2010	Increase		2011	2010	(decrease)
Net sales	$892.2	$790.6	13%		$2,522.2	$2,356.2	7%
Operating income	$103.5	$84.4	23%		$288.5	$289.4	—%
Operating margin	11.6%	10.7%	90	bpts	11.4%	12.3%	(90	) bpts
Third Quarter: C3ISR net sales for the 2011 third quarter increased by $102 million, or 13%, compared to the 2010 third quarter primarily due to increased volume and new business for networked communication systems for manned and unmanned platforms, airborne ISR logistics support and fleet management services to the U.S. Department of Defense (DoD), and international airborne ISR platforms.
C3ISR operating income for the 2011 third quarter increased by $19 million, or 23%, compared to the 2010 third quarter. Operating margin increased by 90 basis points. Improved efficiencies for airborne ISR logistics support and fleet management services and higher sales volume increased operating margin by 130 basis points. These increases were partially offset by unfavorable contract performance on a networked communications contract for the U.S. Navy, which reduced operating margin by 40 basis points.
Year-to-Date: C3ISR net sales for the 2011 year-to-date period increased by $166 million, or 7%, compared to the 2010 year-to-date period primarily due to increased volume and new business for networked communication systems for manned and unmanned platforms, airborne ISR logistics support and fleet management services to the DoD, and international airborne ISR platforms. These increases were partially offset primarily by lower sales for airborne ISR platforms to the DoD and force protection products to foreign ministries of defense.
C3ISR operating income for the 2011 year-to-date period decreased by $1 million compared to the 2010 year-to-date period. Operating margin decreased by 90 basis points due to lower margin sales mix, unfavorable contract performance on a networked communications contract for the U.S. Navy and a $6 million loss on a contract termination recorded in the 2011 year-to-date period.
Government Services

	Third Quarter Ended				Year-to-Date Ended
	Sept. 30,	Sept. 24,			Sept. 30,	Sept. 24,
($ in millions)	2011	2010	Decrease		2011	2010	Decrease
Net sales	$904.1	$994.3	(9)%		$2,789.2	$2,902.0	(4)%
Operating income	$74.3	$92.5	(20)%		$215.7	$249.2	(13)%
Operating margin	8.2%	9.3%	(110	) bpts	7.7%	8.6%	(90	) bpts
Third Quarter: Government Services net sales for the 2011 third quarter decreased by $90 million, or 9%, compared to the 2010 third quarter. The decrease in sales was due to: (1) $40 million related to the loss of an Afghanistan Ministry of Defense (MoD) support contract and a Federal Aviation Administration Information Technology (IT) support services contract, (2) $37 million in lower linguist services and training and logistics support services for the U.S. Army as the drawdown of U.S. military forces from Iraq continues, (3) $15 million in reduced pass-through subcontractor sales related to systems and software engineering services (SSES), (4) $11 million for completed contracts primarily the SBInet program for the U.S. Department of Homeland Security, and (5) $11 million for IT support services for the U.S. Special Operations Command due to fewer task orders received because of more competitors on the current contract. These decreases were partially offset by $24 million in higher sales due to increased demand for intelligence and information technology support services for U.S. Government agencies.
Government Services operating income for the 2011 third quarter decreased by $18 million, or 20%, compared to the 2010 third quarter. Operating margin decreased by 110 basis points. Lower contract profit rates on select new business and re-competitions of existing business due to competitive price pressures and higher business development costs for the cyber security business decreased operating margin by 120 basis points. Transaction costs of $4 million for the Engility spin-off reduced operating margin by 40 basis points. These decreases were partially offset by the timing of semi-annual award fees awarded by the customer in the 2011 third quarter for select intelligence and information technology support services contracts, which increased operating margin by 50 basis points.

L-3 Announces Results for the 2011 Third Quarter	Page 5
Year-to-Date: Government Services net sales for the 2011 year-to-date period decreased by $113 million, or 4%, compared to the 2010 year-to-date period. Additional days in the 2011 year-to-date period as compared to the 2010 year-to-date period increased sales by approximately $60 million. Excluding the impact of the additional days, sales decreased by approximately $173 million, or 6%, due to trends similar to the 2011 third quarter. Specifically, SSES subcontractor pass-through volume declined $68 million and sales were lower by $78 million due to the loss of the Afghanistan MoD support contract.
Government Services operating income for the 2011 year-to-date period decreased by $33 million, or 13%, compared to the 2010 year-to-date period. Operating margin decreased by 90 basis points due to reasons similar to the 2011 third quarter.
AM&M

	Third Quarter Ended				Year-to-Date Ended
	Sept. 30,	Sept. 24,	Increase/		Sept. 30,	Sept. 24,	Increase/
($ in millions)	2011	2010	(decrease)		2011	2010	(decrease)
Net sales	$622.7	$707.4	(12)%		$1,825.4	$2,119.7	(14)%
Operating income	$61.5	$54.3	13%		$183.5	$171.7	7%
Operating margin	9.9%	7.7%	220	bpts	10.1%	8.1%	200	bpts
Third Quarter: AM&M net sales for the 2011 third quarter decreased by $85 million, or 12%, compared to the 2010 third quarter. The decrease was primarily due to: (1) $106 million from the Special Operations Forces Support Activity (SOFSA) contract loss in June 2010, and (2) $25 million due to lower Joint Cargo Aircraft (JCA) volume. These decreases were partially offset by increased CLS services primarily for U.S. Army C-12 aircraft, a new contract which was competitively won in November 2010.
AM&M operating income for the 2011 third quarter increased by $7 million, or 13%, compared to the 2010 third quarter. Operating margin increased by 220 basis points. The increase in operating margin was due to: (1) 120 basis points because of the sales decline on the lower margin SOFSA contract, (2) 100 basis points as a result of improved contract performance, primarily for rotary wing cabin assemblies and special mission aircraft modernizations, and (3) 40 basis points from lower costs for CLS services. These margin increases were partially offset by 40 basis points primarily due to higher costs related to JCA.
Year-to-Date: AM&M net sales for the 2011 year-to-date period decreased by $294 million, or 14%, compared to the 2010 year-to-date period. Additional days in the 2011 year-to-date period as compared to the 2010 year-to-date period increased sales by $23 million. Excluding the impact of the additional days, sales decreased by $317 million, or 15%. The decrease was primarily the result of $304 million from the SOFSA contract loss and $58 million from lower JCA volume, partially offset by increased CLS services for C-12 aircraft.
AM&M operating income for the 2011 year-to-date period increased by $12 million, or 7%, compared to the 2010 year-to-date period. Operating margin increased by 200 basis points, of which 150 basis points was primarily due to reasons similar to the 2011 third quarter and 50 basis points due to a 2011 first quarter favorable price adjustment of $10 million for an international aircraft modernization contract.
Electronic Systems

	Third Quarter Ended				Year-to-Date Ended
	Sept. 30,	Sept. 24,	Increase/		Sept. 30,	Sept. 24,
($ in millions)	2011	2010	(decrease)		2011	2010	Decrease
Net sales	$1,368.5	$1,343.3	2%		$4,017.3	$4,047.5	(1)%
Operating income	$166.9	$206.2	(19)%		$512.4	$578.6	(11)%
Operating margin	12.2%	15.4%	(320	) bpts	12.8%	14.3%	(150	) bpts
Third Quarter: Electronic Systems net sales for the 2011 third quarter increased by $25 million, or 2%, compared to the 2010 third quarter. Sales from acquired businesses added $33 million to net sales. Volume increases on existing contracts primarily for Electro-Optic/Infrared (EO/IR) products to the U.S. Army and new business for commercial shipbuilding products increased sales by $48 million. These increases were partially offset by lower sales primarily for: (1) warrior systems due to lower shipments of night vision products, (2) simulation & training devices due primarily to declining production volumes on the F-22, Aviation Combined Arms Tactical Trainer (AVCATT) and F-18 programs, and (3) combat propulsion systems due primarily to lower volume for Bradley Fighting Vehicle transmissions, M-1 Abrams tank engines and spare parts.

L-3 Announces Results for the 2011 Third Quarter	Page 6
Electronic Systems operating income for the 2011 third quarter decreased by $39 million, or 19%, compared to the 2010 third quarter. Operating margin declined by 320 basis points due to: (1) unfavorable contract performance and lower sales primarily for warrior systems, simulation & training and combat propulsion systems, which together reduced operating margin by 250 basis points, (2) a favorable contract modification of $5 million for precision engagement in 2010 that did not recur, which reduced operating margin by 50 basis points, and (3) lower manufacturing yields for power devices for satellite communication systems, which reduced operating margin by 20 basis points.
Year-to-Date: Electronic Systems net sales for the 2011 year-to-date period decreased by $30 million, or 1%, compared to the 2010 year-to-date period, reflecting lower sales volume for: (1) warrior systems, (2) microwave products due to reduced deliveries of mobile satellite communications systems and related power devices and amplifiers, and lower volume related to the Prophet program, (3) simulation & training devices due to declining production volumes on the F-22, AVCATT and F-18 programs and the delay of a foreign maritime simulation contract, and (4) combat propulsion systems due primarily to reduced DoD funding for Bradley Fighting Vehicles. These decreases were partially offset primarily by sales from acquired businesses of $147 million, and volume increases primarily for EO/IR.
Electronic Systems operating income for the 2011 year-to-date period decreased by $66 million, or 11%, compared to the 2010 year-to-date period. Operating margin decreased by 150 basis points, of which 190 basis points was primarily due to reasons similar to the 2011 third quarter. Additionally, the decrease in operating margin was partially offset by 40 basis points due primarily to increased EO/IR sales volume.

L-3 Announces Results for the 2011 Third Quarter	Page 7
Financial Guidance
Based on information known as of today, the company has updated its consolidated and segment financial guidance for the year ending December 31, 2011, as presented in the tables below. All financial guidance amounts are estimates subject to change in the future, including as a result of matters discussed under the “Forward-Looking Statements” cautionary language beginning on page 8, and the company undertakes no duty to update its guidance.
Consolidated 2011 Financial Guidance
($ in billions, except per share data)

		Prior
	Current	(July 28, 2011)

Net sales	$15.3 to $15.4	$15.5 to $15.6
Operating margin	10.7%	10.7%
Effective tax rate	32.5%	33.2%
Diluted EPS	$8.70 to $8.80	$8.65 to $8.75

Net cash from operating activities	$1.49	$1.51

Less: Capital expenditures, net of dispositions of property, plant and equipment	0.20	0.22

Free cash flow	$1.29	$1.29

Segment 2011 Financial Guidance
($ in billions)

Prior
	Current	(July 28, 2011)
Net Sales:
C3ISR	$3.6 to $3.7	$3.6 to $3.7
Government Services	$3.6 to $3.7	$3.6 to $3.7
AM&M	$2.4 to $2.5	$2.4 to $2.5
Electronic Systems	$5.6 to $5.7	$5.7 to $5.8
Operating Margins:
C3ISR	11.2% to 11.4%	11.0% to 11.2%
Government Services	7.7% to 7.9%	7.8% to 8.0%
AM&M	9.0% to 9.2%	9.0% to 9.2%
Electronic Systems	12.8% to 13.0%	12.8% to 13.0%
The revision of the company’s 2011 financial guidance compared to the previous guidance provided on July 28, 2011, is primarily due to the items listed below.
•	Reduced sales and operating income because of less than expected funding for: (1) the JCA contract in the AM&M segment and (2) select contracts in C3ISR and Electronic Systems segments;
•	Transaction costs totaling approximately $8 million related to the spin-off of the Engility business (previously announced on July 28, 2011), reported in the Government Services segment;
•	A reduction in the estimated effective tax rate; and
•	Fewer diluted shares outstanding, primarily due to an additional $100 million of share repurchases, resulting in total expected share repurchases of $900 million, and the timing of those repurchases.
Additional financial information regarding the 2011 third quarter results and the 2011 updated financial guidance is available on the company’s website at www.L-3com.com.

L-3 Announces Results for the 2011 Third Quarter	Page 8
Conference Call
In conjunction with this release, L-3 will host a conference call today, Thursday, October 27, 2011 at 11:00 a.m. EDT that will be simultaneously broadcast over the Internet. Michael T. Strianese, chairman, president and chief executive officer, and Ralph G. D’Ambrosio, senior vice president and chief financial officer, will host the call.
11:00 a.m. EDT
 10:00 a.m. CDT
    9:00 a.m. MDT
   8:00 a.m. PDT
Listeners may access the conference call live over the Internet at the company’s website at:
http://www.L-3com.com
Please allow fifteen minutes prior to the call to visit our website to download and install any necessary audio software. The archived version of the call may be accessed at our website or by dialing 888-286-8010 (passcode: 73739224), beginning approximately two hours after the call ends and will be available until the company’s next quarterly earnings release.
Headquartered in New York City, L-3 employs approximately 61,000 people worldwide and is a prime contractor in C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems, aircraft modernization and maintenance, and government services. L-3 is also a leading provider of a broad range of electronic systems used on military and commercial platforms. The company reported 2010 sales of $15.7 billion.
To learn more about L-3, please visit the company’s website at www.L-3com.com. L-3 uses its website as a channel of distribution of material company information. Financial and other material information regarding L-3 is routinely posted on the company’s website and is readily accessible.
Forward-Looking Statements
Certain of the matters discussed in this release, including information regarding the company’s 2011 financial outlook that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions constitute forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of total sales growth, sales growth from business acquisitions, organic sales growth, consolidated operating margins, total segment operating margins, interest expense, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties, and therefore, we can give no assurance that these statements will be achieved. Such statements will also be influenced by factors which include, among other things: timing and completion of the planned spin-off of a new, independent, publicly traded government services company, our dependence on the defense industry and the business risks peculiar to that industry, including changing priorities or reductions in the U.S. Government defense budget; backlog processing and program slips resulting from delayed funding of the Department of Defense (DoD) budget; our reliance on contracts with a limited number of agencies of, or contractors to, the U.S. Government and the possibility of termination of government contracts by unilateral government action or for failure to perform; the extensive legal and regulatory requirements surrounding our contracts with the U.S. or foreign governments and the results of any investigation of our contracts undertaken by the U.S. or foreign governments; our ability to retain our existing business and related contracts (revenue arrangements); our ability to successfully compete for and win new business and related contracts (revenue arrangements) and to win re-competitions of our existing contracts; our ability to identify and acquire additional businesses in the future with terms that are attractive to L-3 and to integrate acquired business operations; the impact of any strategic initiatives undertaken by us, including but not limited to the potential spin-off of a portion of our Government Services segment, and our ability to achieve anticipated benefits; our ability to maintain and improve our consolidated operating margin and total segment operating margin in future periods; our ability to obtain future government contracts (revenue arrangements) on a timely basis; the availability of government funding or cost-cutting initiatives and changes in customer requirements for our products and services; our significant amount of debt and the restrictions contained in our debt agreements; our ability to continue to retain and

L-3 Announces Results for the 2011 Third Quarter	Page 9
train our existing employees and to recruit and hire new qualified and skilled employees as well as our ability to retain and hire employees with U.S. Government security clearances; actual future interest rates, volatility and other assumptions used in the determination of pension benefits and equity based compensation, as well as the market performance of benefit plan assets; our collective bargaining agreements, our ability to successfully negotiate contracts with labor unions and our ability to favorably resolve labor disputes should they arise; the business, economic and political conditions in the markets in which we operate, including those for the commercial aviation, shipbuilding and communications markets; global economic uncertainty; the DoD’s contractor support services in-sourcing and efficiency initiatives; events beyond our control such as acts of terrorism; our ability to perform contracts (revenue arrangements) on schedule; our international operations; our extensive use of fixed-price type contracts as compared to cost-plus type and time-and-material type contracts; the rapid change of technology and high level of competition in the defense industry and the commercial industries in which our businesses participate; our introduction of new products into commercial markets or our investments in civil and commercial products or companies; the outcome of litigation matters, including in connection with jury trials; results of audits by U.S. Government agencies; results of on-going governmental investigations, including potential suspensions or debarments; the impact on our business of improper conduct by our employees, agents or business partners; anticipated cost savings from business acquisitions not fully realized or realized within the expected time frame; the outcome of matters relating to the Foreign Corrupt Practices Act (FCPA) and similar non-U.S. regulations; ultimate resolution of contingent matters, claims and investigations relating to acquired businesses, and the impact on the final purchase price allocations; competitive pressure among companies in our industry; and the fair values of our assets, which can be impaired or reduced by other factors, some of which are discussed above.
For a discussion of other risks and uncertainties that could impair our results of operations or financial condition, see “Part I — Item 1A — Risk Factors” and Note 19 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2010, as well as any material updates to these factors in our future filings.
Our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this release to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.
# # #
— Financial Tables Follow —

Table A
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Third Quarter Ended(a)		Year-to-Date Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2011	2010	2011	2010

Net sales	$3,787	$3,835	$11,154	$11,425

Cost of sales	3,381	3,398	9,954	10,136

Operating income	406	437	1,200	1,289

Interest and other income, net	3	3	10	15
Interest expense	57	64	176	200
Debt retirement charge	—	5	18	18

Income before income taxes	352	371	1,016	1,086
Provision for income taxes	114	130	325	392

Net income	$238	$241	$691	$694
Less: Net income attributable to noncontrolling interests	3	3	9	7

Net income attributable to L-3	$235	$238	$682	$687
Less: Net income allocable to participating securities	—	1	2	4

Net income allocable to L-3 Holdings’ common shareholders	$235	$237	$680	$683

Earnings per share allocable to L-3 Holdings’ common shareholders:

Basic	$2.27	$2.08	$6.42	$5.93

Diluted	$2.24	$2.07	$6.34	$5.89

L-3 Holdings’ weighted average common shares outstanding:

Basic	103.5	114.0	106.0	115.1

Diluted	104.8	114.7	107.2	116.0

(a)
It is the company’s established practice to close its books for the quarters ending March, June and September on the Friday nearest to the end of the calendar quarter. The interim financial statements and tables of financial information included herein have been prepared and are labeled based on that convention. The company closes its annual books on December 31 regardless of what day it falls on.

Table B
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED SELECT FINANCIAL DATA
(in millions)

	Third Quarter Ended		Year-to-Date Ended
	Sept. 30,	Sept. 24,	Sept. 30,	Sept. 24,
	2011	2010	2011	2010

Segment Operating Data

Net Sales:
C3ISR	$892.2	$790.6	$2,522.2	$2,356.2
Government Services	904.1	994.3	2,789.2	2,902.0
AM&M	622.7	707.4	1,825.4	2,119.7
Electronic Systems	1,368.5	1,343.3	4,017.3	4,047.5

Total	$3,787.5	$3,835.6	$11,154.1	$11,425.4

Operating income:
C3ISR	$103.5	$84.4	$288.5	$289.4
Government Services	74.3	92.5	215.7	249.2
AM&M	61.5	54.3	183.5	171.7
Electronic Systems	166.9	206.2	512.4	578.6

Total	$406.2	$437.4	$1,200.1	$1,288.9

Operating margin:
C3ISR	11.6%	10.7%	11.4%	12.3%
Government Services	8.2%	9.3%	7.7%	8.6%
AM&M	9.9%	7.7%	10.1%	8.1%
Electronic Systems	12.2%	15.4%	12.8%	14.3%
Total	10.7%	11.4%	10.8%	11.3%

Depreciation and amortization:
C3ISR	$11.7	$11.6	$34.6	$32.4
Government Services	7.8	9.0	24.9	27.1
AM&M	4.4	5.3	13.4	14.5
Electronic Systems	34.5	36.3	108.2	96.1

Total	$58.4	$62.2	$181.1	$170.1

Funded order data:
C3ISR	$1,042	$786	$2,799	$2,361
Government Services	1,142	997	2,799	2,935
AM&M	527	491	1,796	2,079
Electronic Systems	1,758	1,242	4,201	3,850

Total	$4,469	$3,516	$11,595	$11,225

	Sept. 30,	December 31,
	2011	2010
Period end data:
Funded backlog	$11,539	$11,091

Table C
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
BALANCE SHEETS
(in millions)

	Sept. 30,	Dec. 31,
	2011	2010

ASSETS

Cash and cash equivalents	$538	$607
Billed receivables, net	1,188	1,299
Contracts in process	2,783	2,548
Inventories	352	303
Deferred income taxes	116	114
Other current assets	168	207

Total current assets	5,145	5,078

Property, plant and equipment, net	917	923
Goodwill	8,735	8,730
Identifiable intangible assets	428	470
Deferred debt issue costs	34	39
Other assets	194	211

Total assets	$15,453	$15,451

LIABILITIES AND EQUITY

Current portion of long-term debt	$—	$11
Accounts payable, trade	515	463
Accrued employment costs	698	672
Accrued expenses	577	569
Advance payments and billings in excess of costs incurred	539	580
Income taxes	22	49
Other current liabilities	389	389

Total current liabilities	2,740	2,733

Pension and postretirement benefits	870	943
Deferred income taxes	418	308
Other liabilities	512	486
Long-term debt	4,126	4,126

Total liabilities	8,666	8,596

Shareholders’ equity	6,696	6,764
Noncontrolling interests	91	91

Total equity	6,787	6,855

Total liabilities and equity	$15,453	$15,451

Table D
L-3 COMMUNICATIONS HOLDINGS, INC.
UNAUDITED PRELIMINARY CONDENSED CONSOLIDATED
STATEMENTS OF CASH FLOWS
(in millions)

	Year-to-Date Ended
	Sept. 30,	Sept. 24,
	2011	2010
Operating activities
Net income	$691	$694
Depreciation of property, plant and equipment	129	119
Amortization of intangibles and other assets	52	51
Deferred income tax provision	85	47
Stock-based employee compensation expense	51	62
Contributions to employee savings plans in L-3 Holdings’ common stock	108	110
Amortization of pension and postretirement benefit plans net loss and prior service cost	36	31
Amortization of bond discounts (included in interest expense)	3	18
Amortization of deferred debt issue costs (included in interest expense)	7	9
Other non-cash items	6	(1)

Changes in operating assets and liabilities, excluding acquired and divested amounts:
Billed receivables	111	(91)
Contracts in process	(231)	(163)
Inventories	(46)	(19)
Accounts payable, trade	44	12
Accrued employment costs	15	43
Accrued expenses	8	12
Advance payments and billings in excess of costs incurred	(49)	14
Income taxes	50	94
Excess income tax benefits related to share-based payment arrangements	(2)	(6)
Other current liabilities	(2)	(8)
Pension and postretirement benefits	(74)	(34)
All other operating activities	(8)	(10)

Net cash from operating activities	984	984

Investing activities
Business acquisitions, net of cash acquired	(15)	(710)
Capital expenditures	(129)	(98)
Dispositions of property, plant and equipment	5	7
Investments in equity investees	—	(20)
Other investing activities	2	2

Net cash used in investing activities	(137)	(819)

Financing activities
Proceeds from sale of senior notes	646	797
Redemption of senior subordinated notes	(650)	(800)
Redemption of CODES	(11)	—
Borrowings under revolving credit facility	625	13
Repayment of borrowings under revolving credit facility	(625)	(13)
Common stock repurchased	(800)	(469)
Dividends paid on L-3 Holdings’ common stock	(143)	(139)
Proceeds from exercises of stock options	21	56
Proceeds from employee stock purchase plan	34	48
Debt issue costs	(7)	(7)
Excess income tax benefits related to share-based payment arrangements	2	6
Other financing activities	(8)	(14)

Net cash used in financing activities	(916)	(522)

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	(9)

Net decrease in cash and cash equivalents	(69)	(366)
Cash and cash equivalents, beginning of the period	607	1,016

Cash and cash equivalents, end of the period	$538	$650